Exhibit 23.3
[IDC Letterhead]
December 3, 2005
Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618
IDC hereby consents to the inclusion of the following statement on Form S-3 and related prospectus of Midway Games Inc. for the registration of its $65,000,000 6.0% Convertible Senior Notes due 2025 (the “Notes”) and the underlying shares of its common stock issuable upon conversion of the Notes:
“According to IDC, the video game industry is expected to achieve global software revenues of $18.2 billion in 2008.”
Source: IDC, Worldwide Videogame Hardware and Software 2006-2010 Forecasts: It’s Time to Play a Game, Doc #34683, Dec 2005
Best regards,
/s/ Michael Shirer
Michael Shirer
Corporate Communications Director
IDC